--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                                  SCHEDULE TO
                                 (Rule 13e-4)
           Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)
                    of the Securities Exchange Act of 1934

                               -----------------

                                INFOSPACE, INC.
        (Name of Subject Company (Issuer) and Filing Person (Offeror))

                               -----------------

     Options to Purchase Common Stock, Par Value $0.0001 Per Share, Having
                 an Exercise Price of $10.00 or More Per Share
                        (Title of Class of Securities)

                               -----------------

                                  45678T 10 2
        (CUSIP Number of Class of Securities) (Underlying Common Stock)

                               -----------------

                              John M. Hall, Esq.
                   Senior Vice President and General Counsel
                                InfoSpace, Inc.
                     601 108/th/ Avenue, N.E., Suite 1200
                          Bellevue, Washington 98004
                                (425) 201-6100
(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

                               -----------------

                                  Copies to:

            Jeffrey D. Saper, Esq.        Patrick J. Schultheis, Esq.
              Jack Helfand, Esq.             Drew G. Markham, Esq.
       Wilson Sonsini Goodrich & Rosati Wilson Sonsini Goodrich & Rosati
           Professional Corporation         Professional Corporation
              650 Page Mill Road              5300 Carillon Point
         Palo Alto, California 94304       Kirkland, Washington 98033
                (650) 493-9300                   (425) 576-5800

                           CALCULATION OF FILING FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  Transaction Valuation* Amount of Filing Fee
                  -------------------------------------------
                        $8,042,650            $1,608.53
                  -------------------------------------------

* Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 14,337,514 shares of common stock of InfoSpace, Inc. having an aggregate value of $8,042,650 as of January 14, 2002 will be exchanged pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model. The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the value of the transaction.
[_] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    Amount Previously Paid: Not applicable.   Filing Party: Not applicable.
    Form or Registration No.: Not applicable. Date Filed: Not applicable.

[_] Check box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
 Check the appropriate boxes below to designate any transactions to which the statement relates:
   [_] third party tender offer subject to Rule 14d-1.
   [X] issuer tender offer subject to Rule 13e-4.
   [_] going-private transaction subject to Rule 13e-3.
   [_] amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer. [_]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Item 1.  Summary Term Sheet.

   The information set forth under the "Summary Term Sheet" section in the Offer to Exchange, dated January 15, 2002, attached hereto as Exhibit (a)(1) (the "Offer to Exchange"), is incorporated herein by reference.

Item 2.  Subject Company Information.

   (a) The name of the issuer is InfoSpace, Inc., a Delaware corporation (the "Company"), and the address of its principal executive office is 601 108/th/ Avenue N.E., Suite 1200, Bellevue, Washington 98004, (425) 201-6100. The information set forth in the Offer under the caption "The Offer--Information Concerning InfoSpace" is incorporated herein by reference.

   (b) This Tender Offer Statement on Schedule TO relates to an offer by the Company to exchange options having an exercise price of $10.00 or more per share (the "Eligible Options") to purchase shares of the Company's common stock, par value $0.0001 per share, that are outstanding under the Company's Restated 1996 Flexible Stock Incentive Plan (the "1996 Plan"), the Go2Net Inc. 1996 Stock Option Plan, the Go2Net Inc. 2000 Stock Option Plan, the Silicon Investor, Inc. 1996 Stock Plan, the WEB 21 Stock Option Plan, the Authorize.Net Corporation 1999 Stock Incentive Plan, the IQC Corporation Option to Purchase Common Stock, the SaveSmart, Inc. 1997 Equity Incentive Plan, the Saraide.com Inc. 1998 Equity Incentive Plan, the InfoSpace, Inc. and Saraide Inc. 2000 Stock Plan and the INEX Corporation Share Option Plan regardless of when granted or whether vested or unvested and held by certain current full-time
(40 hours or more per week) United States based employees of the Company and its U.S. subsidiaries for new options that will be granted under the 1996 Plan (the "New Options"), upon the terms and subject to the conditions described in the Offer to Exchange, the related memorandum from Naveen Jain dated January 15, 2002, attached hereto as Exhibit (a)(2), the Exchange Offer Summary Statement attached hereto as Exhibit (a)(3), the Election Form attached hereto as Exhibit (a)(4) and the Notice to Change Election From Accept to Reject attached hereto as Exhibit (a)(5) (together, as they may be amended or supplemented from time to time, the "Offer"). As of January 11, 2002, the total number of shares of common stock underlying the Eligible Options is 14,270,676, all of which are held by current employees eligible to participate in the Offer.

   The information set forth in the Offer to Exchange under the caption "Summary Term Sheet," and the sections under the caption "The Offer" entitled "Number of Options; Expiration Date," "Acceptance of Options for Exchange and Issuance of new Options," "Source and Amount of Consideration" and "Terms of New Options" is incorporated herein by reference.

   (c) The information set forth in the Offer to Exchange under the caption "The Offer--Price Range of Shares Underlying the Options" is incorporated herein by reference.

Item 3.  Identity and Background of Filing Person.

   (a) The filing person is the issuer. The information set forth under Item 2(a) above is incorporated herein by reference.

Item 4. Terms of the Transaction.

   (a) The information set forth in the Offer to Exchange under the caption "Summary Term Sheet," and the sections under the caption "The Offer" entitled "Eligibility," "Number of Options; Expiration Date," "Procedures for Tendering Options," "Withdrawal Rights and Change of Election," "Acceptance of Options for Exchange and Issuance of New Options," "Conditions of the Offer," "Source and Amount of Consideration," "Effect of a Change of Control Prior to the Granting of New Options," "Terms of New Options," "Price Range of Shares Underlying the Options," "Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer," "Legal Matters; Regulatory Approvals," "Material U.S. Federal Income Tax Consequences," and "Extension of Offer; Termination; Amendment" is incorporated herein by reference.

   (b) The information set forth in the Offer to Exchange under the caption "The Offer--Interests of Directors and Officers; Transactions and Arrangements Concerning the Options" is incorporated herein by reference.

Item 5.  Past Contacts, Transactions, Negotiations and Arrangements.

   (e) The information set forth in the Offer to Exchange under the caption "The Offer--Interests of Directors and Officers; Transactions and Arrangements Concerning the Options" is incorporated by reference. The exhibits attached hereto as Exhibits (d)(1) through (d)(12) contain information regarding the subject securities.

Item 6.  Purposes of the Transaction and Plans or Proposals.

   (a) The information set forth in the Offer to Exchange under the caption "The Offer--Purpose of the Offer" is incorporated herein by reference.

   (b) The information set forth in the Offer to Exchange under the caption "The Offer" entitled "Acceptance of Options for Exchange and Issuance of New Options" and "Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer" is incorporated herein by reference.

   (c) The information set forth in the Offer to Exchange under the caption "The Offer--Purpose of the Offer" is incorporated herein by reference.

Item 7.  Source and Amount of Funds or Other Consideration.

   (a) The information set forth in the Offer to Exchange under the caption "The Offer" entitled "Source and Amount of Consideration" and "Terms of New Options" is incorporated herein by reference.

   (b) Not applicable.

   (d) Not applicable.

Item 8.  Interest in Securities of the Subject Company.

   (a) The information set forth in the Offer to Exchange under the caption "The Offer--Interests of Directors and Officers; Transactions and Arrangements Concerning the Options" is incorporated herein by reference.

   (b) The information set forth in the Offer to Exchange under the caption "The Offer--Interests of Directors and Officers; Transactions and Arrangements Concerning the Options" is incorporated herein by reference.

Item 9.  Person/Assets, Retained, Employed, Compensated or Used.

   (a) Not applicable.

Item 10.  Financial Statements.

   (a) The information set forth in the Offer to Exchange under the caption "The Offer" entitled "Information Concerning InfoSpace," "Financial Information" and "Additional Information" is incorporated herein by reference.

   (b) Not applicable.

Item 11.  Additional Information.

   (a) The information set forth in the Offer to Exchange under the caption "The Offer" entitled "Interests of Directors and Officers; Transactions and Arrangements Concerning the Options" and "Legal Matters; Regulatory Approvals" is incorporated herein by reference.

   (b) Not applicable.

Item 12.  Exhibits.

(a) (1)  Offer to Exchange, dated January 15, 2002.

    (2)  Memorandum from Naveen Jain to InfoSpace's Employees dated January 15, 2002.

    (3)  Form of Exchange Offer Summary Statement.

    (4)  Form of Election Form.

    (5)  Form of Notice to Change Election From Accept to Reject.

    (6)  Stock Option Exchange Offer; Frequently Asked Questions.

    (7)  Form of E-Mail Reminder to Employees.

    (8)  Form of Promise to Grant Stock Option.

    (9)  Power Point Presentation of Offer to Exchange.

    (10) InfoSpace, Inc. Annual Report on Form 10-K for its fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on April 2, 2001, and incorporated herein by reference.

    (11) InfoSpace, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2001, filed with the Securities and Exchange Commission on May 15, 2001, and incorporated herein by reference.

    (12) InfoSpace, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2001, filed with the Securities and Exchange Commission on August 13, 2001, and incorporated herein by reference.

    (13) InfoSpace, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2001, filed with the Securities and Exchange Commission on November 9, 2001, and incorporated herein by reference.

(b) Not applicable

(d) (1)  Form of InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan Nonqualified Stock Option
         Letter Agreement.


  (2)  InfoSpace, Inc. and Saraide Inc. 2000 Stock Plan, which is incorporated herein by reference to the
       Registration Statement on Form S-1 (No. 333-93167) filed by the Company on July 12, 2000.

  (3)  Go2Net, Inc. 2000 Stock Option Plan, which is incorporated herein by reference to the Registration
       Statement on Form S-8 (No. 333-47874) filed by the Company on October 13, 2000.

  (4)  Go2Net, Inc. 1996 Stock Option Plan, which is incorporated herein by reference to the Registration
       Statement on Form S-8 (No. 333-47874) filed by the Company on October 13, 2000.

  (5)  Silicon Investor, Inc. 1996 Stock Plan, which is incorporated herein by reference to the
       Registration Statement on Form S-8 (No. 333-47874) filed by the Company on October 13, 2000.

  (6)  WEB21 Stock Option Plan, which is incorporated herein by reference to the Registration Statement on Form S-8 (No. 333-47874) filed by the Company on October 13, 2000.

  (7)  Authorize.Net Corporation 1999 Stock Incentive Plan, which is incorporated herein by reference to the Registration Statement on Form S-8 (No. 333-47874) filed by the Company on October 13,
       2000.

  (8)  IQC Corporation Option to Purchase Common Stock, which is incorporated herein by reference to the Registration Statement on Form S-8 (No. 333-47874) filed by the Company on October 13,
       2000.

  (9)  SaveSmart, Inc. 1997 Equity Incentive Plan, which is incorporated herein by reference to the
       Registration Statement on Form S-8 (No. 333-37252) filed by the Company on May 17, 2000.

  (10) Saraide.com Inc. 1998 Equity Incentive Plan, which is incorporated herein by reference to the
       Registration Statement on Form S-8 (No. 333-37252) filed by the Company on May 17, 2000.

  (11) INEX Corporation Share Option Plan, which is incorporated herein by reference to the Registration
       Statement on Form S-8 (No. 333-90815) filed by the Company on November 12, 1999.

  (12) InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan, which is incorporated herein by reference to the Registration Statement on Form S-8 (No. 333-81593) filed by the Company on
       June 25, 1999.

   (g)  Not applicable.

   (h)  Not applicable.

Item 13.  Information Required by Schedule 13E-3.

   (a)  Not applicable.

                                   SIGNATURE

   After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, complete and correct.

                                          INFOSPACE, INC.

                                          /s/  EDMUND O. BELSHEIM
                                          _____________________________________
                                          Edmund O. Belsheim
                                          President and Chief Operating Officer

Date: January 15, 2002

                               INDEX TO EXHIBITS

Exhibit
Number                                               Description
------                                               -----------

(a)(1). Offer to Exchange, dated January 15, 2002.

(a)(2). Memorandum from Naveen Jain to InfoSpace's Employees dated January 15, 2002.

(a)(3). Form of Exchange Offer Summary Statement.

(a)(4). Form of Election Form.

(a)(5). Form of Notice to Change Election From Accept to Reject.

(a)(6). Stock Option Exchange Offer; Frequently Asked Questions.

(a)(7). Form of E-Mail Reminder to Employees.

(a)(8). Form of Promise to Grant Stock Option.

(a)(9). Power Point Presentation of Offer to Exchange.

(a)(10) InfoSpace, Inc. Annual Report on Form 10-K for its fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on April 2, 2001, and incorporated herein by reference.

(a)(11) InfoSpace, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2001, filed with the Securities and Exchange Commission on May 15, 2001, and incorporated herein by reference.

(a)(12) InfoSpace, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2001, filed with the Securities and Exchange Commission on August 13, 2001, and incorporated herein by reference.

(a)(13) InfoSpace, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2001, filed with the Securities and Exchange Commission on November 9, 2001, and incorporated herein by reference.

(d)(1). Form of InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan Nonqualified Stock Option
        Letter Agreement.

(d)(2). InfoSpace, Inc. and Saraide Inc. 2000 Stock Plan, which is incorporated herein by reference to the
        Registration Statement on Form S-1 (No. 333-93167) filed by the Company on July 12, 2000.

(d)(3). Go2Net, Inc. 2000 Stock Option Plan, which is incorporated herein by reference to the Registration
        Statement on Form S-8 (No. 333-47874) filed by the Company on October 13, 2000.

(d)(4). Go2Net, Inc. 1996 Stock Option Plan, which is incorporated herein by reference to the Registration
        Statement on Form S-8 (No. 333-47874) filed by the Company on October 13, 2000.

(d)(5). Silicon Investor, Inc. 1996 Stock Plan, which is incorporated herein by reference to the Registration
        Statement on Form S-8 (No. 333-47874) filed by the Company on October 13, 2000.

(d)(6). WEB21 Stock Option Plan, which is incorporated herein by reference to the Registration Statement on Form S-8 (No. 333-47874) filed by the Company on October 13, 2000.

(d)(7). Authorize.Net Corporation 1999 Stock Incentive Plan, which is incorporated herein by reference to the Registration Statement on Form S-8 (No. 333-47874) filed by the Company on October 13, 2000.

(d)(8). IQC Corporation Option to Purchase Common Stock, which is incorporated herein by reference to the Registration Statement on Form S-8 (No. 333-47874) filed by the Company on October 13, 2000.

(d)(9). SaveSmart, Inc. 1997 Equity Incentive Plan, which is incorporated herein by reference to the
        Registration Statement on Form S-8 (No. 333-37252) filed by the Company on May 17, 2000.

(d)(10) Saraide.com Inc. 1998 Equity Incentive Plan, which is incorporated herein by reference to the
        Registration Statement on Form S-8 (No. 333-37252) filed by the Company on May 17, 2000.

(d)(11) INEX Corporation Share Option Plan, which is incorporated herein by reference to the Registration
        Statement on Form S-8 (No. 333-90815) filed by the Company on November 12, 1999.

(d)(12) InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan, which is incorporated herein by reference to the Registration Statement on Form S-8 (No. 333-81593) filed by the Company on
        June 25, 1999.

                                      1